Exhibit 99.1

National Interstate Corporation Reports Investments in Certain Securities

Richfield, Ohio, September 22, 2008 - National Interstate Corporation (Nasdaq: NATL) today released information regarding its exposure to certain credit impacted securities listed in the table below in response to continued volatility in global credit markets.

During the third quarter (through September 18, 2008), the Company incurred net, after-tax losses on securities totaling approximately $0.2 million. Based on current market values the securities in the table below have an unrealized loss of approximately $0.22 per share, after tax.

Aggregate Amortized Cost as of 9/18/08

(Dollars in millions)

	Senior Debt	GICs	Sub Debt	Jr. Sub Debt	Preferred Stock	Common Stock
Fannie Mae	*	—	*	—	$1.3	—
Freddie Mac	*	—	—	—	$1.1	—
Lehman	$3.2	—	—	—	$0.7	—
AIG
Holding Companies	$—	—	—	$—	—	—
Subsidiary Companies	$1.3	$—	—	$—	$—	—
Washington Mutual
Holding Company	$—	—	—	—	$—	—
Subsidiary Companies	—	—	$—	—	—

*	We hold $57.6 million and $65.4 million, respectively, of Senior Notes of Fannie Mae and Freddie Mac as of September 18, 2008. We also hold $1 million of Fannie Mae Subordinated Debt. These securities are trading at approximately their amortized cost.

Dave Michelson, President and Chief Executive Officer of National Interstate Corporation stated, “Since our inception, we have maintained a conservative investment approach. Similar to many other investors, we have been impacted by the unprecedented investment markets. We continue to closely monitor the developing issues and will assess our investment portfolio as of September 30, 2008, to determine the appropriate amount of any impairment charges for these and other securities as of that date.”

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may affect (among other things) our ability to sell our products, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is a specialty property and casualty insurance holding company with a niche orientation and focus on the transportation industry. We differentiate ourselves by offering insurance products and services designed to meet the unique needs of targeted insurance buyers. Our products include insurance for transportation companies, alternative risk transfer, or captive insurance programs for commercial risks, specialty personal lines consisting of insurance products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@natl.com